Exhibit 10.1

Dated October 5, 2004

LOAN AGREEMENT

Loan Agreement

between

(1)	Investcorp Technologies Ventures L.P., West Wind Building, P.O. Box 1111, Grand Cayman, Cayman Islands

- hereinafter referred to as “Lender” -

and

(2)	Willtek Communications GmbH, Gutenbergstraße 2 - 4, 85737 Ismaning

- hereinafter referred to as “Borrower” –

(3)	Wireless Telecom Group Inc., Parsippany, New Jersey

- - hereinafter referred to as “Parent” -

1	Loan

1.1	Lender shall make available to Borrower a loan in the principal amount of up to

1.1.1	$4,798,481 (in words: US Dollars four million seven hundred ninety eight thousand four hundred eighty one), plus

1.1.2	the interest accrued under the loan agreement of March 12, 2003 between the Borrower and the Lender, in the time period between September 30 and the closing of the envisaged sale of all shares in the Borrower from the Lender and its co-shareholder to the Parent as defined in the respective Stock Purchase Agreement (hereinafter the “Closing”); [this amount is to be converted in USD at the exchange rate applicable at the Closing]

1.1.3	the Euro amount pursuant to Section 1.1.2 above, shall be converted into USD at the exchange rate applicable on today’s date, close of business.

(hereinafter the “Principal”).

1.2	The full Principal amount shall be lent by Lender to Borrower on the Closing.

1.3	The purpose of the loan is to refinance the current EUR 3.5 million face value loan plus accrued interest referred to in section 1.1.2 above.

2	Interest

2.1	The amount of the Principal paid to Borrower shall bear interest in the amount of 8.0 % p.a., which shall be calculated on the basis of a 365-day year.

2.2	The interest shall be payable upon repayment of the Principal as provided for in Section 3 below. The interest shall, however, be accrued at the end of each calendar quarter.

3	Repayment

3.1	The Principal shall be repayable by Borrower to Lender as follows (such repayments hereinafter “Repayments”):

3.1.1	USD 1,000,000 on 31 March 2006;

3.1.2	USD 1,000,000 on 31 December 2006;

3.1.3	USD 1,000,000 on 30 June 2007; and

3.1.4	USD 1,000,000 on 31 December 2007.

3.1.5	All remaining outstanding amounts, including all accrued interest, on 30 June 2008.

3.2	The Repayments shall be made by wire transfer into the account of Lender listed below and shall be credited to the account on the due dates reflected in the repayment schedule. The Lender’s account details are:

JPMORGAN CHASE BANK
4 Chase Metro Tech Center, 7th Floor
Brooklyn, NY 11245 USA
SWIFT ID (CHASUS33)
ABA number 021-000-021

For account of Investcorp Bank B.S.C.,
account no.544-7-07207
SWIFT ID (INVCBHBM)
for further credit to: Investcorp Technology Ventures L.P.

3.3	Borrower is entitled to repay the entire outstanding amount of the Principal (including all outstanding interest) at any time.

4	Termination

4.1	The Lender may terminate this loan in writing in case of an Event of Default as defined in Section 5 below at any time.

4.2	The Lender may terminate this loan in writing with a four-week notice period:

4.2.1	at any time after 1 July 2007, or

4.2.2	in case of a merger, acquisition, sale of voting control, sale of substantially all of the assets of the Parent in which the persons who at the date of this agreement are shareholders of the Borrower (the “Shareholders”) own less than 15% of the outstanding shares of the surviving entity, or in case of a sale or exclusive license of all or substantially all of the Borrower’s or the Parent’s intellectual property rights given that the Lender has not expressed his prior consent to such transactions, or

4.2.3	in case the Parent undertake a primary issuance of stock with the net proceeds in excess of $15.0 million, or

4.2.4	in case the Parent or any of its subsidiaries sell any assets with a total cash proceed in excess of $4.0 million, or

4.2.5	in case the Parent and its consolidated subsidiaries incur or guarantee additional indebtedness not outstanding on the date of this loan agreement in excess of $4.0 million, or

4.2.6	in the case the Parent and its subsidiaries record a month end cash and cash equivalent balance in excess of $15 million.

4.3	Upon a termination, the entire outstanding amount of the Principal (including interest) shall be due and payable by Borrower to Lender immediately without any further notice being required.

4.4	Borrower shall, promptly and in any event within three business days of becoming aware of such event, give Lender written notice of any event that constitutes, or with the giving of notice or passage of time could constitute, a termination event or Event of Default hereunder.

4.5	The Parent hereby guarantees vis-à-vis the Lender payment of any amount payable by Borrower to the Lender hereunder.

5	Event of Default

For purposes of the this agreement, the following shall constitute an event of default (hereinafter “Event of Default”):

•	if Borrower does not make the Repayments as provided for in Sections 3.1, 3.2 or 4.3 above, or

•	if Borrower does not pay the interest on the Principal as provided for in Section 2.2 above, or

•	in case of a merger, acquisition, sale of voting control, sale of new shares, sale of substantially all of the assets of the Parent in which the Shareholders have voted against such transaction, or

•	in case the Borrower or its Parent (or a creditor on behalf of Borrower or its Parent) is insolvent or files for bankruptcy, insolvency, composition or similar proceedings or any such proceeding is initiated or the application for bankruptcy/insolvency proceedings against the Borrower is rejected due to lack of assets, or

•	in case Borrower or its Parent is in default under its existing bank arrangements and the banks either commence legal proceedings to enforce their claims against Borrower, or its Parent, or the banks start to realize and/or enforce the security granted by or on behalf of the Borrower or its Parent under the existing bank arrangements.

6	No set-off or withholding.

Any rights of set-off or withholding (Aufrechnungs- oder Zurückbehaltungsrechte) of the Borrower in relation to claims of the Lender under this Loan Agreement shall be excluded.

7	Miscellaneous

7.1	Borrower shall reimburse Lender for reasonable legal fees, due diligence costs and out of pocket expenses incurred in accordance with customary practice in connection with the conclusion of this Agreement.

7.2	This Agreement shall be governed by German law.

7.3	Changes and amendments to this Agreement shall be valid only if made in writing. This shall also apply to this Section 7.3.

7.4	The courts of Frankfurt am Main shall have exclusive jurisdiction for all disputes out of or in connection with this Agreement.

7.5	Neither this Agreement nor any rights and obligations hereunder may be assigned without the prior written approval of the Lender.

7.6	This agreement is subject to the condition precedent that Closing has occurred.

7.7	For the avoidance of doubt the parties confirm that there shall be no gross-up in case any withholding taxes are applicable to the payments provided for herein.

Munich/Parsippany, October 5, 2004

/S/ EBRAHIM H. EBRAHIM	/S/ CYRILLE DAMANY
INVESTCORP TECHNOLOGY VENTURES, L.P.	Willtek Communications GmbH
by ITV Limited, as General Partner of Investcorp Technology Fund Limited Partnership, its General Partner

/S/ KARABET SIMONYAN
Wireless Telecom Group Inc.

4